Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated January 31, 2011, relating to the financial statements and financial highlights which appears in the November 30, 2010 Annual Report to Shareholders of Kayne Anderson MLP Investment Company, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Senior Securities”, “Experts” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 31, 2011